Exhibit 5.1

January 31, 2025

OS Therapies Incorporated

115 Pullman Crossing Road, Suite #103

Grasonville, Maryland 21638

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to OS Therapies Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on January 31, 2025 (as it may be amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 10,834,044 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 5,327,250 shares of Common Stock (the “Series A Conversion Shares”) issuable upon the conversion of shares of the Company’s Series A Senior Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), (ii) 5,327,250 shares of Common Stock (the “Series A Warrant Shares”) issuable upon the exercise of warrants (the “Series A Warrants”) and (iii) 179,544 shares of Common Stock (the “Agent Warrant Shares”) issuable upon the exercise of certain other warrants that were issued to affiliates of the placement agent and selected dealer in the Company’s private placement (the “Agent Warrants” and, together with the Series A Warrants, the “Warrants”), pursuant to that certain Securities Purchase Agreement, dated as of December 30, 2024 (as amended, the “Purchase Agreement” and, together with the Series A Warrants and Agent Warrants, the “Transaction Documents”), by and among the Company and the purchasers party thereto.

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Purchase Agreement, (d) Series A Warrants, (e) Agent Warrants, (f) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (g) the Company’s Amended and Restated Bylaws, as amended to date, (h) the Company’s Certificate of Designation of Rights, Preferences and Limitations of Series A Senior Convertible Preferred Stock (the “Series A Certificate of Designation”), and (i) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

January 31, 2025

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i) the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

(ii) that the Purchase Agreement has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of the Purchase Agreement to be performed by it, that the representations and warranties of each such party as set forth in the Purchase Agreement when made were, and on the date hereof are, true and complete, and that the Purchase Agreement constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with its terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that:

1.	The Conversion Shares have been duly authorized and, when delivered upon the conversion of the Series A Preferred Stock, in accordance with the terms of the Series A Certificate of Designation, will be validly issued, fully paid and nonassessable.

2.	The Warrants have been duly authorized, executed and delivered by the Company in accordance with the terms of the Purchase Agreement and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iv) that we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

3.	The Series A Warrant Shares have been duly authorized and, when issued, delivered and paid for upon valid exercise in accordance with the terms of the Series A Warrants, will be validly issued, fully paid, nonassessable and binding obligations of the Company.

4.	The Agent Warrant Shares have been duly authorized and, when issued, delivered and paid for upon valid exercise in accordance with the terms of the Agent Warrants, will be validly issued, fully paid, nonassessable and binding obligations of the Company.

January 31, 2025

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP